UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2008

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6197 Cornerstone Court E, Suite 108
San Diego, California 92121
(Address of principal executive offices)

(858) 362-2250
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On March 27, 2008, Telanetix, Inc., a Delaware corporation ("we," "us," "our," or the "Company"), entered into a securities purchase agreement with two institutional investors pursuant to which we issued original issue discount 6.0% senior secured convertible debentures in the aggregate principal amount of $3.4 million (issued at an original issue discount of 12.5%), along with warrants to purchase 814,285 shares of our common stock.

This financing transaction resulted in net proceeds to us of $2.8 million, after deducting fees and expenses.  Kaufman Bros., L.P. acted as our advisor in connection with the transaction and received a fee of $150,000 in connection with its services, as well as a warrant to purchase 78,125 shares of our common stock at an exercise price of $1.92 per share.

The following summarizes the terms of the debentures we issued:

Term.  The debentures are due and payable on April 30, 2010.

Interest.  Interest accrues at the rate of 6.0% per annum and is payable quarterly on the first of January, April, July and October, commencing on July 1, 2008.

Monthly Principal Payments.  Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin October 1, 2008.

Payments of Principal and Interest.  We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (initially $1.60) or 85% of the average of the VWAP per share as reported on Bloomberg for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

Early Redemption.  We have the option to redeem the debentures before their maturity by payment in cash of 120% of the then outstanding principal amount plus accrued interest and other charges.  To redeem the debentures we must meet certain equity conditions.  The payment of the debentures would occur on the 10th day following the date we gave the holders notice of our intent to redeem the debentures.  We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

Voluntary Conversion by Holder.  The debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $1.60, subject to adjustment including full-ratchet, anti-dilution protection.

Forced Conversion.  We also have the right to force conversion if the VWAP for our common stock exceeds 200% of the then effective conversion price for 20 trading days out of a consecutive 30 trading day period.  Any forced conversion is subject our meeting certain equity conditions and is subject to a 4.99% cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion.

Covenants.  The debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner.  In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130% of the amount outstanding plus accrued interest and expenses.

The warrants we issued in connection with this financing transaction are five year warrants to purchase shares of our common stock at a price of $1.92 per share, subject to adjustment, including full-ratchet anti-dilution protection.

The summary of the financing transaction described above, and the summary of the terms of the securities and agreements related to such financing transaction, are qualified in their entirety by reference to the securities purchase agreement, the form of debenture, and the form of warrant, each of which is filed as an exhibit to this report and incorporated herein by this reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The information provided in response to Item 1.01 of this report with respect to the debentures we issued on March 27, 2008, is incorporated by reference into this Item 2.03.

Item 3.02    Unregistered Sales of Equity Securities

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investors in that financing met the accredited investor definition of Rule 501 of the Securities Act.  The sales were made in private placements under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering.

Item 9.01    Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
4.1	Form of common stock purchase warrant issued in connection with the March 2008 financing
4.2	Form of original issue discount 6.0% senior secured convertible debenture issued in connection with the March 2008 financing
10.1
Securities Purchase Agreement dated as of March 27, 2008 by and among Telanetix, Inc., a Delaware corporation, and the purchasers identified therein related to the original issue discount 6.0% senior secured convertible debenture offering

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2008	Telanetix, Inc.
By:	/s/ Thomas A. Szabo
Thomas A. Szabo Chief Executive Officer